SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

Pacific Life Funds

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PACIFIC LIFE FUNDS

PL LARGE-CAP GROWTH FUND

INFORMATION STATEMENT DATED JULY 10, 2013

This document (“Information Statement”) provides information concerning a new fund manager and a new fund management agreement for the PL Large-Cap Growth Fund and is being sent on or about July 18, 2013 to the shareholders of record as of July 10, 2013.

We are not asking you for a proxy and you are requested not to send us a proxy.

I.    Introduction and Background

The Pacific Life Funds’ (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in fund manager and a new fund management agreement with respect to the PL Large-Cap Growth Fund (the “Fund”), effective May 1, 2013. Information concerning this change in fund manager has been included in supplements dated March 15, 2013 and May 1, 2013 to the Trust’s prospectus for Class P shares dated December 19, 2012 for the PL Floating Rate Income Fund and July 1, 2012 for all other funds, as supplemented. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in fund manager requires shareholder approval of a new fund management agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Trust can hire, terminate, and replace, as applicable, fund managers and enter into new fund management agreements (except, as a general matter, fund managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the fund manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person board meeting on December 12, 2012, based upon a recommendation from PLFA, the Board determined not to renew the Fund Management Agreement for the PL Large-Cap Growth Fund with the prior fund manager, and that agreement terminated on December 31, 2012. At its in-person board meeting on December 12, 2012, based upon a recommendation from PLFA, the Board including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), approved the appointment of BlackRock Investment Management, LLC (“BlackRock”) or (“BIM”), as the interim fund manager and approved an interim fund management agreement with BlackRock effective January 1, 2013, pursuant to Rule 15a-4 under the 1940 Act. As described in a supplement dated December 19, 2012, during the period that it served as the interim fund manager, BlackRock managed the Fund using its large-cap growth index strategy. At an in-person board meeting on March 14, 2013, the Board, including all of the Independent Trustees, approved, effective May 1, 2013, a new Fund Management Agreement with BlackRock with respect to the PL Large-Cap Growth Fund (the “BlackRock Fund Management Agreement”) and appointed BlackRock as the Fund Manager for this Fund. BlackRock’s appointment as the Fund Manager and the Board’s approval of the BlackRock Fund Management Agreement were made in accordance with the exemptive order issued by the SEC with regard to the Trust and do not require shareholder approval. Pursuant to the BlackRock Fund Management Agreement, BlackRock manages the Fund using its actively managed large-cap growth strategy. In order to facilitate these changes, a portion of the Fund’s holdings were sold and new investments purchased in accordance with recommendations by the new Fund Manager or management team. PLFA and/or the Fund retained a transitioning agent in order to help reduce the transaction costs associated with the purchase and sale of the Fund’s holdings in connection with this transition.

II.    Board Consideration of the New Fund Management Agreement

In evaluating the BlackRock Fund Management Agreement, the Board, including the Independent Trustees, considered the factors described below. Additionally, the Board considered the various screening processes that PLFA utilizes in identifying a proposed new fund manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the due diligence conducted by PLFA on the investment resources and personnel of a fund manager and an assessment of the investment strategies used by a fund manager and the due diligence previously conducted by the Trust’s Chief Compliance Officer (“CCO”). In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of BlackRock, including information about other firms considered by PLFA, and PLFA’s analysis in reaching its conclusion to recommend BlackRock as the new Fund Manager. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the fund managers, and has recommended and taken measures to attempt to remedy relative underperformance by a fund when PLFA and the Board believed appropriate.

In evaluating the BlackRock Fund Management Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

A.    Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining BlackRock as the Fund Manager, particularly in light of the nature, extent, and quality of the services expected to be provided by BlackRock. In this regard, the Trustees considered various materials relating to the proposed Fund Manager, including copies of the proposed BlackRock Fund Management Agreement; copies of BlackRock’s Form ADV; financial information; and other information deemed relevant to the Trustees’ evaluation, including comprehensive assessments from senior management of PLFA.

The Trustees considered that under the BlackRock Fund Management Agreement, BlackRock would be responsible for providing the investment management services for the Fund’s assets, including investment research, advice and supervision, and determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the PL Large-Cap Growth Fund over both the short- and long-term, the organizational depth and resources of BlackRock, including the background and experience of BlackRock’s management and the expertise of the fund management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy. The Trustees considered that the fund management team (the “FM Team”) at BlackRock that would be responsible for the day-to-day management of the Fund was led by the same lead portfolio manager and supported by certain of the same core team members that had been responsible for the management of the Fund while at a previous fund management firm. The Trustees noted that PLFA’s recommendation to engage BlackRock to actively manage the Fund was the completion of a two phase transition plan recommended by PLFA to address the departure of the FM Team from that previous fund management firm.

In addition, the Trustees considered BlackRock’s written compliance policies and procedures and noted that the Trust’s CCO had previously provided an assessment of BlackRock’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics.

In making these assessments, the Trustees took note of the due diligence PLFA conducted with respect to BlackRock, PLFA’s and the Board’s prior experience with BlackRock and with the proposed FM Team while they were employed by the previous fund management firm, and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by BlackRock.

The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the PL Large-Cap Growth Fund by BlackRock under the BlackRock Fund Management Agreement.

B.    Performance

The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage a large-cap growth fund. The Trustees considered that while certain core members of the FM Team that left the previous fund management firm had joined BlackRock, PLFA, nonetheless, conducted a broad search process to identify an appropriate replacement Fund Manager. This search process resulted in PLFA’s identification of BlackRock to serve as Fund Manager with regard to the day-to-day investment activities of the PL Large-Cap Growth Fund. The Trustees considered a number of factors in connection with its consideration of this matter and in connection with approval of the related BlackRock Fund Management Agreement, as described below.

The Trustees considered information about the historical performance of the FM Team for similar investment strategies as those proposed for the PL Large-Cap Growth Fund (the “Comparable Performance”). The Trustees considered the Comparable Performance against a pertinent benchmark and against the applicable peer group for the one-, three-, five-, and ten-year periods as of December 31, 2012. The Trustees also considered the Comparable Performance against a pertinent benchmark and an applicable peer group for the previous seven calendar years. Additionally, the Trustees considered performance information presented by PLFA for another potential manager of the Fund. The Trustees also considered the need for BlackRock to adhere to the Fund’s general investment mandate in order to function appropriately in the PL Portfolio Optimization Funds.

The Board determined that the performance record of the FM Team was acceptable.

C.    Advisory and Fund Management Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of the Fund Manager with regard to other investment accounts with substantially similar investment strategies as the PL Large-Cap Growth Fund. The Trustees also considered that the proposed sub-advisory fees payable to BlackRock under the Fund Management Agreement contain breakpoints and were lower than the sub-advisory fees which had been paid to the previous fund management firm. The Trustees considered that the advisory fee schedule would remain unchanged from the current fee schedule for the Fund, but that PLFA had agreed to an advisory fee waiver that would reduce the total advisory fees paid by shareholders as long as BlackRock remains the Fund Manager of the PL Large-Cap Growth Fund. In comparing the proposed fees to be paid by the Fund to fees charged by BlackRock for other similarly managed accounts, the Trustees noted differences in the level of services provided by BlackRock on these other accounts as well as differences in the nature or size of the accounts, the costs associated with managing the accounts and regulatory burdens. The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and BlackRock, and that the PL Large-Cap Growth Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the PL Large-Cap Growth Fund. Additionally, the Trustees considered that there are certain costs associated with a change in the fund management firm due principally to restructuring of the Fund, and that BlackRock will reimburse the Fund for brokerage commissions paid as a result of trading activity due to the change. Accordingly, the change in Fund Manager is not expected to materially impact the operating expenses paid by shareholders.

The Board concluded that the compensation payable under the BlackRock Fund Management Agreement is fair and reasonable.

D.    Costs, Level of Profits and Economies of Scale

The Trustees considered that it was difficult to accurately determine or evaluate the projected profitability of the BlackRock Fund Management Agreement to BlackRock because it managed substantial assets and had multiple business lines, and further, any such assessment would involve assumptions regarding its allocation policies, capital structure, cost of capital, business mix and other factors. Accordingly, the Trustees focused their consideration on other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and BlackRock with respect to the negotiation of Fund sub-advisory fees, and the fact that such fees are paid by PLFA.

The Board concluded that the PL Large-Cap Growth Fund’s fee structure reflected in the BlackRock Fund Management Agreement is fair and reasonable.

E.    Ancillary Benefits

The Trustees received from PLFA and BlackRock information concerning other benefits that may be received by BlackRock and its affiliates as a result of their relationship with the PL Large-Cap Growth Fund, including commissions that may be paid to broker-dealers affiliated with the Fund Manager and the anticipated use of soft-dollars by the Fund Manager. In this regard, the Trustees noted that BlackRock represented that it does not anticipate utilizing an affiliated broker-dealer and that it anticipates using soft dollar credits generated by Fund commissions to pay for research services. The potential benefits that may be derived by BlackRock from its relationship with the PL Large-Cap Growth Fund could include larger assets under management and reputational benefits, which are consistent with those generally derived by sub-advisers to mutual funds. The Trustees considered potential benefits to be derived by BlackRock from its relationship with the PL Large-Cap Growth Fund and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.    Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the BlackRock Fund Management Agreement is in the best interests of the PL Large-Cap Growth Fund and its shareholders; and (ii) the compensation payable under the BlackRock Fund Management Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.    The New Fund Management Agreement

The BlackRock Fund Management Agreement is substantially similar to the fund management agreement with the prior fund manager. BlackRock will, subject to the supervision of the Adviser, provide a continuous investment program for the Fund and determine the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the Fund’s assets in accordance with its investment goal, strategies, policies and restrictions. BlackRock bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Fund Manager’s services provided under the BlackRock Fund Management Agreement. The Fund is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, other applicable laws, applicable regulations or other provisions of the BlackRock Fund Management Agreement, BlackRock is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the BlackRock Fund Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the BlackRock Fund Management Agreement or by reason of BlackRock’s reckless disregard of its obligations and duties under the BlackRock Fund Management Agreement or by breach of any provision of the BlackRock Fund Management Agreement, including breach of any representation, warranty or undertaking. The BlackRock Fund Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The BlackRock Fund Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the PL Large-Cap Growth Fund to the Adviser in connection with the fund manager change. The Adviser has contractually agreed to waive 0.045% of its advisory fee through July 31, 2014. The agreement will terminate: (i) if the investment advisory agreement is terminated, (ii) upon ninety days’ prior written notice by the Trust, or (iii) if the BlackRock Fund Management Agreement is terminated. During the period when the prior fund manager managed the Fund, the Adviser had contractually agreed to waive 0.025% of its advisory fee. There was a change to the sub-advisory fee rate paid by the Adviser to the fund manager in connection with the fund manager change. The sub-advisory fee rate under the prior fund management agreement and the new sub-advisory fee rate under the BlackRock Fund Management Agreement are referenced below:

Prior Fee Schedule[1]	New Fee Schedule[2]
0.400% on the first $25 million	0.380% on the first $25 million
0.350% on next $225 million	0.330% on next $225 million
0.250% on next $1.75 billion	0.230% on next $1.75 billion
0.200% on excess of $2 billion	0.200% on excess of $2 billion

[1]	When determining the breakpoint rate under the prior fund management agreement, the average daily net assets of the PL Large-Cap Growth Fund were aggregated with the average daily net assets of the Large-Cap Growth Portfolio, a series of Pacific Select Fund (“Combined Assets”), which was managed by the prior fund manager.
[2]	When determining the breakpoint rate under the BlackRock Fund Management Agreement, the average daily net assets of the PL Large-Cap Growth
Fund are aggregated with the average daily net assets of the Large-Cap Growth Portfolio, a series of Pacific Select Fund (“Combined Assets”), which is managed by BlackRock.

The sub-advisory fees paid by the Adviser to the prior fund manager through December 31, 2012 were paid pursuant to a fund management agreement dated July 1, 2009, as amended. For the period April 1, 2012 through December 31, 2012, the fund sub-advisory management fees paid or owed by the Adviser to the prior fund manager totaled $256,992. Had the new sub-advisory fee rate been in effect for the same period, the Fund’s sub-advisory fees paid or owed by the Adviser would have been $238,558. This amount would have been a decrease in such fees paid by the Adviser of approximately 7.17%. For the Fund’s fiscal year ended March 31, 2013, the Fund did not pay any brokerage commissions to an affiliated broker of BlackRock.

The sub-advisory fee rate paid by the Adviser to BlackRock for the period from January 1, 2013 to April 30, 2013, pursuant to the interim fund management agreement, was 0.04% on the first $300 million and 0.02% on amounts in excess of $300 million of the combined assets of the Fund and of the other funds of the Trust, and the portfolios of Pacific Select Fund that were managed by BlackRock. During this period, the fund management fees paid or owed by the Adviser for the Fund totaled $9,441.84. During the period that BlackRock managed the Fund pursuant to the interim fund management agreement, the Adviser agreed to waive approximately 0.275% of its advisory fee.

IV.    Information Regarding BlackRock

BlackRock Investment Management, LLC (“BIM”) is wholly-owned by Trident Merger, LLC and is an indirect, wholly-owned subsidiary of BlackRock, Inc., one of the largest publicly traded investment management firms in the U.S. BlackRock, Inc. is an affiliate of PNC Financial Services Group, Inc. BIM is a registered investment adviser and a commodity pool operator organized in 1999. BIM’s address is 1 University Square Drive, Princeton, New Jersey 08540. As of March 31, 2013, BlackRock, Inc. including its affiliates’ total assets under management were $3.94 trillion.

BIM acts as investment adviser to the following registered investment companies, which have a similar objective to the Fund.

Portfolio Name	Net Assets[1]	Compensation Rate	Waived/ Reduced

BlackRock Capital Appreciation Fund	$4.45 billion	0.610% of average daily net assets	No

BGF US Growth Fund	$156.73 million	1.50% of average daily net assets (Class A)	No

BlackRock Capital Appreciation V.I. Fund	$352.9 million	0.650% of average daily net assets	No

BlackRock Capital Appreciation Series Fund	$133.6 million	0.350% of average daily net assets	No

Confidential Sub-advised Fund #1	$600 million	0.400% on first $300 million; 0.350% on next $700 million; and 0.300% on excess	No

Confidential Sub-advised Fund #2	$475.7 million	0.400% on first $100 million; 0.375% on next $200 million; 0.350% on next $200 million; 0.325% on next $500 million; 0.300% on excess	No

Confidential Sub-advised Fund #3	$1.7 billion	0.400% on first $300 million; 0.325% on next $700 million; and 0.300% on excess	No

1  As of March 31, 2013.

As of March 31, 2013, BIM’s principal executive officers are:

Principal Executive Officers[1]	Principal Occupation
Laurence Fink	Chief Executive Officer
Robert Kapito	President
Paul Audet	Senior Managing Director
Matthew Mallow	General Counsel and Senior Managing Director
Amy Engel	Treasurer and Managing Director
Robert Fairbairn	Senior Managing Director
Peter Fisher	Senior Managing Director
Bennett Golub	Chief Risk Officer and Senior Managing Director
Charles Hallac	Chief Operating Officer and Senior Managing Director
Richard Kushel	Senior Managing Director
Mark McCombe	Senior Managing Director and Chairman of Asia-Pacific
Barbara Novick	Senior Managing Director
Russell McGranahan	Secretary and Managing Director
Ann Marie Petach	Chief Financial Officer and Senior Managing Director
Linda Gosden Robinson	Senior Managing Director and Head of Marketing and Communications
Kendrick Wilson	Vice Chairman

1  The business address for each above individual with respect to the individual’s position at BIM is c/o BlackRock Investment Management, LLC. —

   1 University Square Drive, Princeton, New Jersey 08540.

No officer or Trustee of the Trust is an officer, director or shareholder of BlackRock, Inc. (including its affiliates).

Additional Information

Additional information about BlackRock is available in Pacific Life Funds’ Statement of Additional Information, as supplemented, a copy of which may be obtained by calling the appropriate number set forth below.

******

The Trust’s annual report for the fiscal year ended March 31, 2013 is being sent to shareholders. The Trust’s semi-annual report for the fiscal half-year ended September 30, 2012 was previously sent to shareholders. Both of these reports are available upon request without charge by contacting Pacific Life Funds by:

Regular mail:	Pacific Life Funds, P.O. Box 9768, Providence, RI 02940-9768

Express mail:	Pacific Life Funds, 4400 Computer Drive Westborough, MA 01581

Telephone:	(800) 722-2333 (select Option 2)

Website:	www.PacificLife.com/pacificlifefunds.htm

To help reduce Trust expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to Pacific Life Funds.

The Trust’s investment adviser is PLFA, and its administrator is Pacific Life. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE